Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
FalconStor Software, Inc.

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 17, 2016, relating to the consolidated financial statements and the effectiveness of FalconStor Software, Inc. internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
Melville, New York
July 28, 2016